Exhibit 10.74

NRG ENERGY, INC. LONG-TERM INCENTIVE PLAN NOTICE OF RELATIVE PERFORMANCE STOCK UNITS

%%FIRST_NAME%-% %%LAST_NAME%-% %%ADDRESS_LINE_1%-% %%ADDRESS_LINE_2%-% %%CITY%-%, %%STATE%-% %%ZIPCODE%-%

Congratulations on your selection as a Participant under the NRG Energy, Inc. Amended and Restated Long-Term Incentive Plan (“Plan”). This Notice of Relative Performance Stock Units (the “Grant Notice”) and the attached Relative Performance Stock Unit Agreement (collectively referred to as the “Agreement”) constitute an agreement between you and NRG Energy, Inc. (the “Company”) pursuant to Section 9 of the Plan. In the event of any inconsistency between the terms of this Agreement and the terms of the Plan, the Plan’s terms shall supersede and replace the conflicting terms of this Agreement. Capitalized terms used but not defined in this Agreement shall have the meaning assigned to them in the Plan. You are sometimes referred to as the “Participant” in this Agreement.
%%FIRST_NAME%-% %%LAST_NAME%-% is hereby granted Relative Performance Stock Units (“RPSUs”) as follows:

Date of Grant:	%%OPTION_DATE,’Month DD, YYYY’%-%
Performance Period:	January 2, 2018 through January 2, 2021
Target Award:	%%TOTAL_SHARES_GRANTED,’999,999,999’%-%
Final Award:
Target Award multiplied by “Payout Percentage” based on the Company’s total shareholder return relative to total shareholder return of peer group members and two indices, as set forth in this Agreement.

Payment of the Final Award shall be made in NRG Energy, Inc. Common Stock and shall be made no earlier than January 2, 2021 and no later than March 15, 2021, subject to the terms and conditions of the Agreement.

Subject to Section 8 of this Agreement, if your employment by, or service to, the Company is terminated at any time during the Performance Period, any award or right granted hereunder shall expire and be forfeited, and no Final Award or dividend equivalent related thereto shall be paid.

If you disagree with any of the terms of this award or choose not to accept this award, please contact Peter Johnson at xxx-xxx-xxxx within 45 days of the Date of Grant. Otherwise, you will be deemed to have accepted this award under the terms and conditions set forth in this Agreement and the Plan.

NRG ENERGY, INC. LONG-TERM INCENTIVE PLAN RELATIVE PERFORMANCE STOCK UNIT AGREEMENT

This Relative Performance Stock Unit Agreement, dated as of the Date of Grant set forth in the Notice of Relative Performance Stock Units (the “Grant Notice,” and together with this Relative Performance Stock Unit Agreement, the “Agreement”) to which this Agreement is attached, is made between NRG Energy, Inc. (the “Company”) and the Participant, as set forth in the Grant Notice. The Grant Notice is included in, and made part of, this Agreement.

1.	Performance Criteria and Award Determination

(a)	General - Award Determination
Subject to the provisions of this Agreement and the provisions of the NRG Energy, Inc. Amended and Restated Long-Term Incentive Plan (the “Plan”), the Company hereby grants to the Participant the number of Relative Performance Stock Units (“RPSUs”), set forth in the Grant Notice (“Target Award”), each of which will have a value equivalent to one (1) share of the Company’s Common Stock.
At the end of the Performance Period, the Participant shall be entitled to receive a payment, payable in shares of the Company’s Common Stock, equal to the Target Award times a “Payout Percentage” (the “Final Award”); provided, that if the Fair Market Value of the payment due to the Participant in satisfaction of the Final Award is greater than the amount that is six (6) times the Fair Market Value of the Target Award, determined as of the Date of Grant (the “Cap”), the Payout Percentage shall be adjusted such that Fair Market Value of such payment does not exceed the Cap. The “Payout Percentage” is based on the achievement of the performance criteria set forth in Section 1(b) of this Agreement, as determined and certified in writing by the Compensation Committee of the Company’s Board of Directors (the “Committee”).

(b)	Performance Criteria and Relative TSR Comparison
Except as provided in Section 8 of this Agreement, a “Payout Percentage” is used to determine the Final Award under this Agreement. Subject to Section 1(c) of this Agreement, the “Payout Percentage” shall be based upon the Company’s total shareholder return (“TSR”) percentile ranking, as determined pursuant to Section 2 of this Agreement, and the Company’s TSR percentile ranking relative to “Chart A” below, where interpolation shall be used to determine the Company’s percentile ranking during the Performance Period, as described in Section 2(b).

Chart A
TSR Performance Relative to Companies in the Peer Group	Payout Percentage (% of Target)
75th Percentile or Above	200%
55th Percentile - TARGET	100%
25th Percentile	25%
Below the 25th Percentile	0%

(c)	Relative TSR Comparison if absolute TSR of Company is less than negative 15%
Notwithstanding the foregoing, if the Company’s absolute TSR for the Performance Period is less than negative fifteen percent (-15%), the Final Award will be based on the following chart.

Chart B
TSR Performance Relative to Companies in Peer Group	Payout (% of Target)
75th Percentile or Above	200%
65th Percentile - TARGET	100%
25th Percentile	25%
Below the 25th Percentile	0%

2.	Measuring Performance and relative TSR Ranking

(a)	Performance Measure and RPSUs

For purposes of determining the Final Award, as soon as practicable after the completion of the Performance Period, (i) the TSRs of the Company and each of the companies and/or indices set forth on Exhibit A, which comprise the peer group for purposes of this Agreement (each company or index is referred to as a “Peer Group Member”), shall be calculated pursuant to Section 2(d) and (ii) the relative ranking of the Company’s TSR for the Performance Period, as compared to the TSR for each Peer Group Member for the Performance Period, shall be determined and expressed as a percentile ranking as described in Section 2(b).

(b)	Total Shareholder Percentile Ranking
The Company’s TSR percentile ranking is based on the TSR to the Company’s stockholders during the Performance Period, inclusive of dividends paid, relative to the TSR during the Performance Period, inclusive of dividends paid, achieved by each of the Peer Group Members.
The Company’s TSR percentile ranking shall be determined as follows: the TSR percentile ranking shall be determined by ranking each Peer Group Member (excluding the Company) from the highest TSR to the lowest TSR. The Peer Group Member ranked highest will be assigned the one hundred percentile (100%) rank and the Peer Group Member ranked lowest will be assigned the zero percentile (0%) rank. Each Peer Group Member ranked in between will be assigned a percentile equal to one hundred divided by n minus one (100/(n-1)), plus the percentile assigned to the Peer Group Member ranked directly below it, where “n” is the total number of companies in the Peer Group. The Company’s TSR percentile ranking is then interpolated based on the Company’s TSR.

A.
In the event a bankruptcy proceeding is commenced during the Performance Period with respect to any Peer Group Member, or if at any time during the Performance Period a Peer Group Member is liquidated, such company shall be treated as having a TSR of negative one hundred (-100%) for the Performance Period for purposes of TSR percentile ranking.

B.
In the event that a merger, acquisition or business combination of a Peer Group Member by or with another Peer Group Member is consummated during the Performance Period, then the entity that survives as a result of such merger, acquisition, or business combination will be considered a Peer Group Member for purposes of TSR percentile ranking for the Performance Period.

C.
In the event that a merger, acquisition or business combination of a Peer Group Member by or with an entity that is not Peer Group Member is consummated during the Performance Period, and such Peer Group Member is the entity that survives as a result of such merger, acquisition, or business combination, then such Peer Group Member will continue to be considered a Peer Group Member for purposes of TSR percentile ranking for the Performance Period.

i.
In the event that (i) a Peer Group Member ceases to be a publicly-traded company, or (ii) a merger, acquisition or business combination of a Peer Group Member by or with an entity that is not Peer Group Member is consummated during the Performance Period, and such Peer Group Member is not the entity that survives as a result of such merger, acquisition, or business combination, then such Peer Group Member shall be removed and treated as if it had never been in the peer group for purposes of TSR percentile ranking for the Performance Period.

(c)	Performance Period
The Performance Period, for purposes of this Agreement, shall be determined by the Compensation Committee and shall be the period set forth in the Grant Notice.

(d)	Performance Goal and TSR
For purposes of this Agreement, TSR for the Company and each of the Peer Group Members shall be measured by dividing (A) the sum of (1) the dividends paid (regardless of whether paid in cash or property) on the common stock of such company during the Performance Period, assuming reinvestment of such dividends in such stock (based on the closing price of such stock on the ex-dividend date), plus (2) the difference between the average closing price of a share of such company’s common stock on the principal exchange on which such stock trades for the twenty (20) trading days occurring immediately prior to and including the first day of the Performance Period (the “Beginning Average Value”) and the average closing price of a share of such stock on the principal exchange on which such stock trades for the twenty (20) trading days immediately prior to and including the last day of the Performance Period (the “Ending Average Value”) (appropriately adjusted for any stock dividend, stock split, spin-off, merger or other similar corporate events affecting such stock) (the “Change in Stock Price”), by (B) the Beginning Average Value.

For the avoidance of doubt, it is intended that the foregoing calculation of TSR shall take into account not only the reinvestment of dividends in a share of common stock of the Company or any Peer Group Member, as applicable, but also capital appreciation or depreciation in the shares deemed acquired by such reinvestment. All determinations under this Section 2(d) shall be made by the Committee.

Illustration of formula described above
Total Shareholder Return	=	Change in Stock Price + Dividends Paid Beginning Average Value

3.	Settlement of Final Award
As soon as reasonably practicable following completion of all determinations and certifications contemplated by Sections 1 and 2, but in no event later than March 15 of the year following the year in which the Performance Period ends, subject to satisfaction of applicable tax withholding obligations in accordance with Section 12(g), the Company shall cause to be paid to the Participant the number of shares of the Company’s Common Stock equal to the product of the number of RPSUs representing the Final Award, as determined under Section 1 of this Agreement, multiplied by the Fair Market Value of a share of Common Stock as of the last trading day of the Performance Period, provided, however, that if the Participant incurs a Termination of Service as described in Section 8, then such payment shall be made within sixty (60) days after the date a Final Award, if any, is determined or becomes payable, as described in the applicable subsection of Section 8, and, in accordance with Section 12(g), the Fair Market Value of the RPSUs shall be determined as of such date, less applicable taxes.
Notwithstanding the foregoing provisions of this Section 3 to the contrary, if at the time of the Participant’s separation from service within the meaning of Code Section 409A, the Participant is a “specified employee” within the meaning of Code Section 409A, any payment hereunder that constitutes a “deferral of compensation” under Code Section 409A and that would otherwise become due on account of such separation from service shall be delayed, and payment shall be made in full upon the earlier of (a) a date during the thirty (30) day period commencing six (6) months and one (1) day following such separation from service and (b) the date of the Participant’s death.

4.	Dividend Equivalent Rights
Cash dividends on shares of Common Stock issuable hereunder shall be credited to a dividend book entry account on behalf of the Participant with respect to the Target Award; provided that such cash dividends shall be deemed to be reinvested in shares of Common Stock immediately following the time declared at the then Fair Market Value of the Common Stock and shall be paid at the same time that the Final Award is delivered to the Participant in accordance with the provisions hereof. Stock dividends on shares of Common Stock issuable hereunder shall be credited to a dividend book entry account on behalf of the Participant with respect to the Target Award; provided that such stock dividends shall be paid at the same time that the Final Award is delivered to the Participant in accordance with the provisions hereof. Notwithstanding the foregoing, in the event that there are insufficient shares of Common Stock available in the Plan to settle the accrued dividend book entry account in shares of Common Stock, such accrued book entry account shall be settled in cash in an amount equal to the Fair Market Value of such shares of Common Stock at the time of settlement. Except as otherwise provided herein, the Participant shall have no rights as a stockholder with respect to any shares of Common Stock underlying any RPSU unless and until the Participant has become the holder of record of such shares.

5.	Transfer of RPSUs
Unless otherwise permitted by the Committee or Section 14 of the Plan, no award or right granted hereunder may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than pursuant to a will or the laws of descent and distribution. Any attempted disposition in violation of this Section 5 and Section 14 of the Plan shall be void.

6.	Status of Participant
The Participant shall not be, and, except as otherwise provided herein, shall not have rights as, a stockholder of the Company with respect to any of the shares of Common Stock subject to, or underlying, the Target Award or Final Award, unless such shares have been issued and delivered to the Participant pursuant to the terms of this Agreement. The Company shall not be required to issue or transfer any certificates for shares of Common Stock until all applicable requirements of law have been complied with and such shares have been duly listed on any securities exchange on which the Common Stock may then be listed.

7.	No Effect on Capital Structure
No award or right granted hereunder shall affect the right of the Company or any Subsidiary to reclassify, recapitalize or otherwise change its capital or debt structure or to merge, consolidate, convey any or all of its assets, dissolve, liquidate, windup, or otherwise reorganize.

8.	Expiration and Forfeiture of Award
The Final Award, if any, shall be paid and/or expire in the circumstances described in this Section 8. As used herein, “Termination of Service” means termination of a Participant’s employment by, or service to, the Company, including any of its Subsidiaries.

(a)	Death
Upon a Termination of Service by reason of death, a Final Award equal to one hundred percent (100%) of the Target Award shall be paid to the Participant’s legal representatives, heirs, legatees, or distributees in accordance with Section 3.

(b)	Retirement
Upon a Termination of Service in the event of Retirement, the Participant shall continue to be eligible to receive a Final Award, if any, as though the Participant was continuously employed by the Company throughout the Performance Period. At the end of the Performance Period, the Company will determine the Final Award that the Participant would have received had the Participant been continuously employed by the Company throughout the Performance Period in accordance with Sections 1 and 2, and any such Final Award shall be paid to the Participant in accordance with Section 3.

(c)	Disability
Upon a Termination of Service as a result of Disability, a Final Award equal to one hundred percent (100%) of the Target Award shall be paid to the Participant in accordance with Section 3.

(d)	Change in Control
Notwithstanding any provision in this Section 8 to the contrary, if the Company terminates the Participant’s employment without Cause in connection with a Change in Control, the Final Award payable to the Participant, if any, shall be determined by the Committee and shall be paid to the Participant in accordance with Section 3. The Company’s termination of the Participant’s employment may be treated as being in connection with a Change in Control only if such termination occurs during the period beginning six (6) months prior to the Change in Control and ending twenty-four (24) months following the Change in Control.

(e)	Eligible Termination
Upon a Termination of Service by reason of an Eligible Termination (as defined below), the Participant shall continue to be eligible to receive a Final Award, if any, as though the Participant was continuously employed by the Company throughout the Performance Period. At the end of the Performance Period, the Company will determine the Final Award that the Participant would have received had the Participant been continuously employed by the Company throughout the Performance Period in accordance with Sections 1 and 2 (the “Performance Award”). The Performance Award shall then be pro-rated such that the total number of shares of Common Stock paid to the Participant shall be the percentage of the Performance Award that is equal to the percentage of time that the Participant was actually continuously employed by the Company during the Performance Period (the “Pro-rated Performance Award”). The Pro-rated Performance Award shall become payable to the Participant on the later to occur of (A) on the fifteenth (15th) day of the month that follows the month in which the Release (as defined below) becomes irrevocable; provided, that in the event the aggregate consideration and revocation period applicable to the Release spans two (2) calendar years, the Pro-Rated Performance Award shall become payable in the second calendar year and (B) the date that the Final Award would have be delivered in accordance with Section 3 had the Participant been continuously employed by the Company throughout the Performance Period. Notwithstanding the foregoing, in the case of clause (A), in the event the Release becomes irrevocable in December, the Pro-rated Performance Award shall become payable on December 31. Upon becoming payable, the Pro-rated Performance Award shall be paid to the Participant in accordance with Section 3.
For purposes of this Section 8(e), “Eligible Termination” means an involuntary Termination of Service in connection with the sale of a business segment, restructuring or reduction in workforce. In order to be deemed an Eligible Termination, the

Participant must execute and not revoke a general release of claims in favor of the Company in a form and with terms and conditions drafted by and acceptable to the Company, which is executed, and not revoked, by the Participant as a condition to receiving the benefit described herein (the “Release”). For the avoidance of doubt: (i) an involuntary Termination of Service by reason of a Change in Control, Cause, death, Disability, Good Reason, or not for Cause is not an Eligible Termination and (ii) in the event an Eligible Termination occurs and the Participant also meets the requirements for Retirement, the Award shall be paid in accordance with Section 8(b).

(f)	Termination of Service other than as a result of Death, Retirement, Disability, Eligible Termination, or Change in Control
Upon a Termination of Service by any reason other than death, Retirement, Disability, Eligible Termination or in connection with a Change in Control, including, without limitation, as a result of retirement or disability that does not meet the requirements set forth in the definitions of such terms in the Plan, voluntary resignation and termination for Cause, any award or right granted hereunder shall expire and be forfeited, and no Final Award or dividend equivalent related thereto shall be paid.

(g)	Clawback as a result of misconduct
Unless otherwise determined by the Committee, if the Company is required to prepare a material restatement of its financial statements as a result of misconduct, and the Committee determines that the Participant knowingly engaged in the misconduct, was grossly negligent with respect to such misconduct, or acted knowingly or with gross negligence in failing to prevent the misconduct, or the Committee concludes that the Participant engaged in willful fraud, embezzlement or other similar activity (including acts of omission) materially detrimental to the Company, the Company may require the Participant (or the Participant’s beneficiary) to reimburse the Company for all or any portion of the Final Award, and/or to forfeit the proceeds of any sale (including any sales to the Company) of any Company securities acquired by or on behalf of the Participant (or the Participant’s beneficiary) pursuant to the Final Award paid under this Agreement during the twelve (12) month period following the first public filing of the financial document requiring restatement, or during the twelve (12) month period following the date of the Participant’s misconduct.

9.	Committee Authority
Any question concerning the interpretation of this Agreement, any adjustments required to be made under the Plan, and any controversy that may arise under the Plan or the Grant Agreement shall be determined by the Committee in its sole discretion. Any decisions by the Committee regarding the Plan or this Agreement shall be final and binding.

10.	Plan Controls
The terms of this Agreement are governed by the terms of the Plan, as it exists on the Date of the Grant and as the Plan may be amended from time to time thereafter. In the event of any conflict between the provisions of this Agreement and the provisions of the Plan, the terms of the Plan shall control.

11.	Limitation on Rights; No Right to Future Grants
By entering into this Agreement, the Participant acknowledges that: (a) the Plan is discretionary and may be modified, suspended or terminated by the Company at any time, as provided in the Plan; provided that, except as provided in Section 18 of the Plan, no amendment to this Agreement shall adversely affect in a material manner the Participant’s rights hereunder without his or her written consent; (b) the grant of any award hereunder is a one-time benefit and does not create any contractual or other right to receive future grants of awards or benefits in lieu of awards; (c) all determinations with respect to any such future grants, including, but not limited to, the times when awards will be granted, the number of shares subject to each award, the award price, if any, and the time or times when each award will be settled, will be at the sole discretion of the Company; (d) participation in the Plan is voluntary; (e) the value of an award is an extraordinary item that is outside the scope of the Participant’s employment contract, if any, unless expressly provided for in any such employment contract; (f) an award is not part of normal or expected compensation for any purpose, including without limitation for calculating any benefits, severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments, and the Participant will have no entitlement to compensation or damages as a consequence of any forfeiture pursuant to Section 8; (g) the future value of the Common Stock subject to the award is unknown and cannot be predicted with certainty, (h) neither the Plan, the award nor the issuance of the shares underlying the award confers upon the Participant any right to continue in the employ or service of (or any other relationship with) the Company or any Subsidiary, nor do they limit in any respect the right of the Company or any Subsidiary to terminate the Participant’s employment or other relationship with the Company or any Subsidiary, as the case may be, at any time with or without Cause, and (i) the grant of the award will not be interpreted to form an employment relationship with the Company or any Subsidiary; and furthermore, the grant of the award will not be interpreted to form an employment contract with the Company or any Subsidiary.

12.	General Provisions

(a)	Notice
Whenever any notice is required or permitted hereunder, such notice must be in writing and delivered in person or by mail (to the address set forth below if notice is being delivered to the Company) or electronically. Any notice delivered in person or by mail shall be deemed to be delivered on the date on which it is personally delivered, or, whether actually received or not, on the third business day after it is deposited in the United States mail, certified or registered, postage prepaid, addressed to the person who is to receive it at the address set forth in this Agreement. Any notices delivered electronically shall be deemed to be delivered when transmitted and receipt is confirmed. Notices delivered to the Participant in person or by mail shall be addressed to the address for the Participant in the records of the Company. Notices delivered to the Company in person or by mail shall be addressed as follows:

Company:	NRG Energy, Inc. Attn: Human Resources 804 Carnegie Center Princeton, NJ 08450
The Company or the Participant may change, by written notice to the other, the address previously specified for receiving notices.

(b)	No Waiver
No waiver of any provision of this Agreement will be valid unless in writing and signed by the person against whom such waiver is sought to be enforced, nor will failure to enforce any right under this Agreement constitute a continuing waiver of the same or a waiver of any other right hereunder.

(c)	Undertaking
The Participant hereby agrees to take whatever additional action, and execute whatever additional documents, the Company may deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on either the Participant or the award pursuant to the express provisions of this Agreement.

(d)	Entire Contract
This Agreement and the Plan constitute the entire contract between the parties hereto with regard to the subject matter hereof. This Agreement is made pursuant to the provisions of the Plan and will in all respects be construed in conformity with the express terms and provisions of the Plan.

(e)	Successors and Assigns
The provisions of this Agreement shall inure to the benefit of, and be binding on, the Company and its successors and assigns and Participant and Participant's legal representatives, heirs, legatees, distributees, assigns and transferees by operation of law.

(f)	Securities Law Compliance
The Company currently has an effective registration statement on file with the Securities and Exchange Commission with respect to the shares of Common Stock underlying the RPSUs awarded under this Agreement. The Company intends to maintain this registration statement but has no obligation to the Participant to do so. If the registration statement ceases to be effective, the Participant will not be able to transfer or sell shares of Common Stock issued pursuant to the award, unless exemptions from registration under applicable securities laws are available. Such exemptions from registration are very limited and might be unavailable. Participant agrees that any resale of the shares of Common Stock issued pursuant to the award shall comply in all respects with the requirements of all applicable securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act of 1933, the Securities Exchange Act of 1934 and the respective rules and regulations promulgated thereunder) and any other law, rule or regulation applicable thereto, as such laws, rules, and regulations may be amended from time to time. The Company shall not be obligated to either issue shares of Common Stock or permit the resale of any such shares if such issuance or resale would violate any such requirements.

(g)	Taxes
The Participant acknowledges that the removal of restrictions with respect to an award will give rise to a withholding tax liability, and that no shares of Common Stock are issuable hereunder until such withholding obligation is satisfied in full. The Participant agrees to remit to the Company the amount of any taxes required to be withheld. The Committee, in its sole discretion, may permit the Participant to satisfy all or part of such tax obligation by (i) withholding the number of shares of Common Stock otherwise issuable to the Participant hereunder and/or (ii) the Participant transferring to the Company unrestricted shares of Common Stock previously owned by the Participant for at least six (6) months prior to the vesting of the award hereunder that have a Fair Market Value equal to the amount of the withholding to be credited. Such value shall be based on the Fair Market Value of the Common Stock as of the date the amount of tax to be withheld is determined.

(h)	Confidentiality
As partial consideration for the granting of this award, the Participant agrees that he or she will keep confidential all information and knowledge that the Participant has relating to the manner and amount of his or her participation in the Plan; provided, however, that such information may be disclosed as required by law and may be given in confidence to the Participant’s spouse, tax and financial advisors, or to a financial institution to the extent that such information is necessary to secure a loan.

(i)	Governing Law
Except as may otherwise be provided in the Plan, the provisions of this Agreement shall be governed by the laws of the State of Delaware without giving effect to principles of conflicts of law.

(j)	Code Section 409A Compliance
To the extent that the Committee determines that the award granted under this Agreement is subject to Section 409A of the Code and fails to comply with the requirements of such Section, notwithstanding anything to the contrary contained in the Plan or in this Agreement, the Committee reserves the right to amend, restructure, terminate or replace this award in order to cause the award to either not be subject to Section 409A of the Code or comply with the applicable provisions of such Section.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been executed as of the Date of Grant.

NRG ENERGY, INC.

Name:	Mauricio Gutierrez
Title:	President & CEO

EXHIBIT A

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